Exhibit 99.1

Farmland Partners Inc. Announces $10 Million

Stock Repurchase Program

Denver, CO—October 29, 2014 /PRNewswire/—Farmland Partners Inc. (NYSEMKT:FPI) (the “Company”) today announced that its Board of Directors has approved a $10 million program to repurchase shares of the Company’s common stock.

“This share repurchase program, together with management’s sustained open market stock purchases, demonstrates our confidence in our ability to generate returns that are not reflected by our current stock price,” said Paul Pittman, CEO of Farmland Partners Inc. “We believe that repurchasing our shares is a prudent use of our cash and a significant value creation opportunity for the company’s stockholders.”

Repurchases under this program will be made from time to time, in amounts and prices as the Company deems appropriate.  Repurchases may be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy, and other relevant factors. This share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion. The Company expects to fund repurchases under the program using cash on its balance sheet.  As of October 29, 2014, the Company had 9,676,755 fully diluted shares of common stock outstanding.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality primary row crop farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 45 farms with an aggregate of 27,549 acres in Illinois, Nebraska, Colorado, Arkansas and Louisiana, with fifteen farms under contract in Arkansas, Nebraska, Colorado and Mississippi totaling  10,639 acres. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2014.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the pending acquisitions and expected rents. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results contemplated by its forward-looking statements, including, without limitation, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program, the risks related to leasing farmland to third-party tenants, including delays in executing new leases and failure to negotiate leases on terms that will enable the Company to achieve its expected returns. These forward-looking statements are based upon the Company’s present expectations, but the events, expectations, intentions or prospects suggested by or reflected in these statements are not guaranteed to occur or be achieved, and you should not place undue reliance on such statements.  Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s final prospectus related to its recent public offering dated July 24, 2014.

CONTACT: Luca Fabbri, Chief Financial Officer, (720) 452-3100

SOURCE: Farmland Partners Inc.